Exhibit 10.1

ADVISORY COUNCIL MEMBERSHIP AGREEMENT
This Advisory Council Membership Agreement (the “Agreement”) is made as of February 3, 2017, by and between Fannie Mae, (the “Company”), and Antony Jenkins (“Advisor”).
R E C I T A L S:
WHEREAS, Company has formed a Digital Advisory Council (the “Advisory Council”) to assist it in evaluation of its technology and business activities, as further described in this Agreement.

WHEREAS, Company wishes to engage the services of Advisor, as a member of its Advisory Council, to provide the services set forth below, and Advisor wishes to provide such services.
NOW, THEREFORE, in consideration of the covenants hereinafter stated, the parties agree as follows:
1.     Engagement.
1.1           Advisory Council.  For the term of this Agreement, the Advisor shall serve as a member of the Advisory Council.  The Advisory Council shall consist of the Advisor and such other members as shall be determined by the Company.  The Company may adopt an Advisory Council charter, which shall be mutually agreeable to the Company and the members of the Advisory Council.
1.2           Advisor Services.  The Advisor’s services to the Company hereunder shall consist of service on the Advisory Council to render the advice and other services agreed upon by the Advisor and the Company from time to time (the “Services”) as specified in Exhibit A attached hereto.
2.     Compensation and Expenses.
2.1    Compensation. As consideration for the Services to be provided by the Advisor and other obligations, Advisor shall receive Sixty Thousand Dollars ($60,000) per annum (“Advisory Fee”). The Advisory Fee shall be paid in two (2) equal installments in January and July of each year.
2.2    Expenses. The Company shall reimburse Advisor, on a monthly basis, for all usual, reasonable and necessary expense paid or incurred by Advisor in connection with, or related to, the performance of Advisor’s performance of the Services under this Agreement, subject to pre-approval of the expenses by the Company and satisfactory receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought and the approval thereof by the Company.
3.     Term.
3.1           Term.  The initial term of this Agreement is three (3) years beginning on the Effective Date set forth above and will automatically renew for additional terms of one (1) year until terminated in accordance with this Section.
3.2           Termination.  Either party may terminate this Agreement without cause upon thirty (30) days’ advance written notice to the other party. Company may terminate this Agreement immediately if Advisor is in material breach of this Agreement. This Agreement and any unearned rights to compensation by Advisor shall immediately terminate if this Agreement is terminated for any reason.
3.3           Survival.  The rights and obligations contained in Sections 3, 6, 7, 8, 9, and 11 will survive any termination of this Agreement.
4.     Independent Contractor Relationship. Advisor’s relationship to the Company shall be that of an independent Advisor.  Nothing in this Agreement shall be construed to create any partnership, joint venture, employer-employee or agency relationship between Company and Advisor. Company shall not be responsible to Advisor or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

5.     Disclosure of Interest. Upon learning that the Company is considering entering into a contract or transaction with an enterprise in which Advisor has a direct or indirect interest, whether individually or as a director, officer, employee, agent or equity owner thereof, Advisor shall immediately notify the Company of the material facts of her interest in such enterprise. Such notice shall be in writing and given to the Company at the address set forth in Section 10.3 below.
6.     Intellectual Property
6.1       Proprietary Rights Created Outside of Performance of Services. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Advisor may conceive or make either alone or in conjunction with others, prior to the term of this Agreement or during the term of this Agreement that were not developed in connection with the Services performed hereunder, shall remain the exclusive property of Advisor.
6.2    Ownership.  All ideas, inventions, improvements, methods, processes, works of authorship and other forms of intellectual property that the Advisor conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, in connection with performance of the Services, including designs, data, software code, ideas, inventions, know-how, materials, marks, methods, procedures, tools, interfaces, and other forms of technology as well as any intellectual property rights of any kind therein (collectively, the “Work Product”), will be the sole and exclusive property of the Company.  Any and all elements of the Work Product that are works of authorship eligible to be  “works made for hire” under the U.S. Copyright Act shall be considered works made for hire with the Company as “author.”  Advisor hereby irrevocably assigns, transfers, and conveys in perpetuity to Company any and all present and future intellectual property rights that Advisor may have in or to any Work Products, and irrevocably waives all moral rights in, and all other intellectual property rights to, all Work Products.
6.3        Assistance.   Advisor agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and Advisor agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement with respect thereto.  If called upon to render assistance under this paragraph after the term of this Agreement, Advisor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company.  In the event that the Company is unable for any reason to secure the Advisor’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations-in-part thereof), after a written demand is made therefore upon Advisor (which shall refer to the provisions of this paragraph), Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Advisor’s agents and attorneys-in-fact to act for and in Advisor’s behalf and instead of Advisor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Advisor.
7.     Confidentiality.
7.1        Confidential Information Advisor acknowledges that in serving the Company in its capacity as Advisor as contemplated by this Agreement, Advisor may be given or obtain access information that is not a matter of public knowledge or which is specifically designated as confidential which may include, without limitation, trade secrets, product development strategy and activity, product concepts and features, marketing strategy, corporate assessments and strategic plans, pricing, financial and statistical information, accounting information, identity of suppliers or clients, software (including source code and object code), technical specifications, systems, processes, formulae, inventions, discoveries, developments, designs, drawings, models, algorithms, flow charts and other documentation policies, guidelines, procedures, practices, disputes, or litigation, and similar information which may otherwise become available during the term of this Agreement (collectively, the “Confidential Information”). Accordingly, Advisor agrees to: (i) restrict the access to, possession, knowledge, and use of, Company’s Confidential Information to Advisor, (ii) accord Company’s Confidential Information at least the same level of protection against unauthorized use and disclosure as Advisor customarily accords to its own information of a similar nature but no less than a commercially reasonable degree of protection, (iii) use Company’s Confidential Information solely in accordance with the terms of this Agreement, and (iv) promptly notify Company, in writing, of any actual or suspected loss or unauthorized use, disclosure or access of Company’s Confidential Information of which Advisor becomes aware, and take all steps reasonably requested by Company to limit, stop or otherwise prevent such loss or unauthorized use, disclosure or access. In the event of termination of this Agreement for any reason or by either party, Advisor shall forthwith deliver to Company (without retaining copies thereof), any and all Confidential Information, documents or other written information obtained from Company, and Advisor shall not thereafter disclose or use any Confidential Information relating to the Company.
7.2        Exclusions.  The relevant restrictions on use and disclosure of Confidential Information shall not apply if the Confidential Information: (a) was previously rightfully known by Advisor free of any obligation to keep it confidential; (b) is or becomes publicly known through no wrongful act of Advisor; (c) is independently developed by Advisor without reference to the Confidential Information of Company; or (d) is subject to disclosure pursuant to a subpoena, judicial or governmental requirement, or order, provided that Advisor, to the extent permitted by law has given Company sufficient prior notice of such subpoena, requirement, or order, to provide Advisor a reasonable opportunity to object to the subpoena, requirement, or order and to allow Company the opportunity to seek a protective order or other appropriate remedy.
8.   No Authority to Bind Company.  Advisor acknowledges and agrees that Advisor has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
9.   Limitation of Liability.  In no event will Company be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement.  Company’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of Fees owed by Company to Advisor for Services performed under this Agreement.
10.   Miscellaneous.
10.1.     Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of both parties.
10.2    Other Agreements. Advisor hereby represents that Advisor is not a party to any other agreements or commitments that would hinder Advisor’s performance of the Services, other than those disclosed to Company in advance of the execution of this Agreement.
10.3.     Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.
10.4.     Governing Law.  This Agreement shall be governed by and construed under the laws of the District of Columbia, without reference to or application of the conflicts of law principles. Any and all disputes between the parties that cannot be settled by mutual agreement shall be resolved solely and exclusively in the courts located within the District of Columbia. Both parties consent to the jurisdiction and venue of such courts and irrevocably waive any objections thereto.
10.5.     Severability.  In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.
10.6.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
10.7.     Disclosure. Advisor acknowledges and agrees that Company may publicly disclose that Advisor is a member of the Advisory Council.
10.8    Compliance with Laws. In its performance of this Agreement, Advisor shall fully comply with all federal, state and local laws, rules, regulations, statutes, ordinances, codes and requirements. Advisor shall promptly notify Company if Advisor becomes aware of any fraud and/or any actual or suspected violation of any such laws, rules, regulations, statutes, ordinances, codes and requirements that relate to the Services or this

Agreement. Advisor shall fully cooperate with Fannie Mae and all governmental authorities in connection with any such actual or suspected fraud or violations
In Witness hereof, the parties have executed this Advisory Council Membership Agreement as of the date set forth above.

Fannie Mae 3900 Wisconsin Ave. Washington, DC 20016	Advisor

Signed: /s/ Timothy J. Mayopoulos Name: Timothy J. Mayopoulos Title: President and Chief Executive Officer Date:	Signed: /s/ Antony Jenkins Name: Antony Jenkins Title: Advisor Date:

EXHIBIT A: Description of Services

The purpose of the Advisory Council is to provide support to the Company’s senior leadership as they develop and promote innovation for the organization. The Advisor shall perform the following Services:

1.	Act as a sounding board to the Company CEO on specific areas of interest

2.	Review, discuss, challenge and support Company’s innovation focus and long-term innovation strategy

3.	Share Advisor’s knowledge and learnings with the Company’s Management Committee and Company team members

4.	Work with other Advisory Council members to proactively drive innovation ideas for Company

5.	Respond to Company requests for ad hoc help in areas such as introductions and discussion of specific business items

6.	Attend two (2) half day in-person Advisory Council meetings per year, with additional ad hoc availability via email and/or conference calls